Exhibit 99.T3E.4

Cunard House
5th Floor
15 Regent Street
London
SW1Y 4LR
United Kingdom
T +44 (0)20 7925 4900
F +44 (0)20 7925 4936
www.enquest.com

ENQUEST PLC, 15 November 2016

Notice of Scheme Sanction Hearing

$650,000,000 7 per cent. Senior Notes due 2022 (CUSIP: Rule 144A Notes: 29357JAA4;

Regulation S Notes: G315APAB4; ISIN: Rule 144A Notes: US29357JAA43; Regulation S Notes: USG 315APAB40) (the “High Yield Notes”)

and

£155,000,000 5.5 per cent. Notes due 2022 (ISIN: XS0880578728, Common Code: 088057872) (the “Retail Notes”)

(the High Yield Notes and the Retail Notes together, the “Notes”)

Further to the announcement issued by the Company on 14 November 2016, the Company gives notice that the Scheme Sanction Hearing at which the Court will consider whether to exercise its discretion to sanction the Scheme, will take place at 10.30 a.m. (London time) on 16 November 2016 before the Honourable Mr Justice Carr at:

CR-2016-006707 in the Matter of EnQuest PLC

Court 7
The Companies Court
The Rolls Building
Fetter Lane
London EC4A 1NL

Any natural or legal person holding an interest in the Notes (including each High Yield Noteholder and each Retail Noteholder) is entitled to attend the Scheme Convening Hearing in person and to make representations to the Court, or to instruct counsel to attend the Scheme Convening Hearing and to make representations to the Court on his or her behalf.

Capitalised terms used but not defined in this announcement have the meaning given to them in the Practice Statement Letter.

Enquiries:

Information Agent:

Lucid Issuer Services Limited

David Shilson

Email: enquest@lucid-is.com

Telephone: +44 (0) 20 7704 0880

Scheme Website: www.lucid-is.com/enquest

EnQuest PLC

Company No 7140891

Incorporated in England
and Wales

Registered office:

Cunard House, 5th Floor,

15 Regent Street

London

SW1Y 4LR

United Kingdom